CA REPORTS SOLID FIRST QUARTER 2008 RESULTS
•	Revenue Up 8 Percent
•	GAAP EPS Increases from $0.06 to $0.24
ISLANDIA, N.Y., August 1, 2007 – CA (NYSE:CA), one of the world’s largest management software companies, today announced results for its first quarter fiscal year 2008, which ended June 30, 2007.
Financial Information Overview

(in millions, except share data)	Q1FY08	Q1FY07	Change
Revenue	$1,025	$949	8%
GAAP Diluted EPS from continuing operations	$0.24	$0.06	300%
GAAP Income from continuing operations	$129	$35	269%
GAAP Cash Flow used in continuing operations	$(13)	$(46)	n/m
Non-GAAP Diluted EPS*	$0.29	$0.17	71%

*  A reconciliation of each non-GAAP financial measure referenced in this press release to its most directly comparable GAAP financial measure is included in the tables following this news release.
“CA had a good start to its 2008 fiscal year and today’s results represent our third consecutive quarter of solid business performance,” said John Swainson, CA’s president and chief executive officer. “Revenue, bookings, and GAAP and non-GAAP earnings per share all showed improvement from a year ago and we are making substantial progress in cutting costs and building more effective business processes. We are seeing healthy demand in the marketplace for our products and solutions, especially for those based on our Enterprise IT Management vision. While there is still more we need to accomplish, we believe we are on track to achieve our goals in the 2008 fiscal year.”

First Quarter Results
Total revenue for the first quarter was $1.025 billion, an increase of 8 percent, or 5 percent in constant currency, compared to the $949 million reported in the comparable prior year period. Aside from the gains attributed to currency, the increase in revenue primarily came from growth in subscription revenue and professional services. The increase was partially offset by decreases in software fees and other revenue, and revenue from maintenance and financing fees as CA continues to transition from its prior business model.
Total North American revenue was up 5 percent while revenue from international operations was up 13 percent, or 6 percent on a constant currency basis.
Total product and services bookings in the first quarter were $834 million, an increase of 48 percent over the $562 million reported in the comparable prior year period. The increase in bookings was driven primarily by an increase in the number of large contracts, which were renewed in the quarter as well as an increase in contract length. During the quarter, the Company renewed ten contracts greater than $10 million, totaling $202 million, compared to four such deals, totaling $57 million, in the prior year period. The weighted average duration of new direct bookings in the first quarter was 3.35 years, compared to 2.48 years in the prior year’s first quarter. On an annualized basis, the year-over-year new direct bookings increased $35 million, or 22 percent, over the comparable prior year period.
Due in part to a slow bookings start in fiscal 2007, the Company expects relatively easier year-over-year bookings comparisons in the first half of the 2008 fiscal year and more difficult comparisons in the second half. Overall, the Company said it expects total bookings growth for the full fiscal year.
Total expenses, before interest and taxes, for the first quarter were $814 million, down 9 percent, compared with $898 million in the prior year period. The first quarter was positively affected by a $76 million decrease in amortization of capitalized software costs. In the first quarter, GAAP operating income was $211 million, representing an operating margin of 21 percent, a 16 percentage point improvement from the prior year period.

On a non-GAAP basis, which excludes purchased software and intangibles amortization and restructuring and other costs, the Company reported first quarter operating expenses of $769 million, down 2 percent from the $783 million reported in the prior year period. Excluding the negative impact of currency, these operating expenses declined year-over-year by approximately $34 million or 4 percent. The reduction can be attributed primarily to lower selling, general and administrative expenses, which declined $37 million from the same period last year and which reflect progress in CA’s expense management initiatives. In the first quarter, non-GAAP operating income was $256 million, representing a non-GAAP operating margin of 25 percent, an 8 percentage point improvement from the prior year period.
The Company recorded GAAP income from continuing operations of $129 million for the first quarter, or $0.24 per diluted common share, compared to $35 million, or $0.06 per diluted common share, in the prior year period. This improvement is a result of higher revenue and lower total expenses as described above.
The Company recorded non-GAAP income from continuing operations of $159 million for the first quarter, or $0.29 per diluted common share, compared to $104 million, or $0.17 per diluted common share, reported a year earlier.
For the first quarter of fiscal year 2008, CA reported negative cash flow from operations of $13 million, compared to negative $46 million in cash flow from operations in the first quarter of fiscal year 2007. The Company said cash flow from operations was better than expected due in part to the timing of approximately $50 million in tax payments, now anticipated to be made later in the 2008 fiscal year. Additionally, the expected decline in collections for the first quarter from single installment contracts booked and billed in the preceding quarter was offset by an increase in collections from single installment contracts booked and billed in the first quarter.

Capital Structure
In the first quarter, the Company executed its previously announced accelerated share repurchase program and repurchased 16.9 million common shares, or approximately 3 percent of total outstanding common shares. The program cost $500 million and, depending on the average price of CA shares over the life of the program, could result in CA’s receiving additional shares at no additional cost when the program is concluded, which is expected to be CA’s third quarter.
The balance of cash, cash equivalents and marketable securities at June 30, 2007, was $1.7 billion. With $2.6 billion in total debt outstanding, the Company has a net debt position of approximately $850 million.
First Quarter Highlights
•	Named William McCracken as chairman of the Board of Directors, succeeding Lewis Ranieri who continues as a Board member;

•	Named Raymond J. Bromark, retired partner at Price WaterhouseCoopers LLP, to its Board of Directors;

•	Successfully concluded its Deferred Prosecution Agreement;

•	Held a successful CA WORLD user event with more than 5,000 IT professionals from more than 70 countries;

•	Announced the next step in the fulfillment of its Enterprise IT Management (EITM) vision with an innovative Unified Service Model and an accompanying set of 16 Capability Solutions that empower IT to drive business growth and innovation and transform the way companies govern, manage and secure IT; and,

•	Formed a Mid-Market and Storage business unit focused on companies with 500-5,000 employees and revenue of $100 million to $1 billion and formed a Mainframe business unit.
Outlook for Fiscal Year 2008
The Company updated its fiscal 2008 annual outlook based on current expectations and represents “forward-looking statements” (as defined below).
•	Total revenue in the range of $4.050 billion to $4.100 billion or 3 percent to 4 percent growth in constant currency, as previously stated;

•	An increase in the high end of the range for GAAP earnings per share from continuing operations from $0.75-$0.79 to $0.75-$0.81 per share;

•	An increase in the high end of the range for Non-GAAP operating earnings per share from $0.94-$0.98 to $0.94-$1.00 per share; and,

•	Full-year cash flow from operations in the range of $1.050 billion to $1.100 billion, as previously stated.
The Company anticipates approximately 514 million actual shares outstanding at fiscal year-end and a weighted average diluted share count of approximately 543 million shares for the fiscal year. The Company also expects a full-year tax rate on non-GAAP income of approximately 35 percent, up 2 percentage points and translating to a negative impact of approximately 3 cents per share from the previous outlook.
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its first quarter fiscal year 2008 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of acquired technology and other intangibles, charges for in-process research and development costs, and restructuring and other charges. Non-GAAP metrics for income from continuing operations and diluted earnings per share also excludes the interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Full-year tax rate on non-GAAP income is provided based on the estimated effective annual tax rate on non-GAAP income. Non-GAAP adjusted cash flow excludes restructuring and other payments and the restitution fund payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of CA’s key financial metrics; changes to the compensation of CA’s sales organization and changes to CA’s sales coverage model and organization could adversely affect CA’s business, financial condition, operating results and cash flow; if CA does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA may lose access to third party operating systems or certain third party software that CA uses in daily operations, either of which could delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; CA’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights or that CA owes royalty payments; fluctuations in foreign currencies could result in translation losses; CA has outsourced various functions to third parties and these arrangements may not be successful; and the other factors described in CA’s filings with the Securities and Exchange Commission. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Sam Pattanayak
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-5208
	daniel.kaferle@ca.com	sambit.pattanayak@ca.com

Table 1
CA, INC.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
Revenue:
Subscription revenue	$829	$739
Professional services	93	80
Maintenance	78	99
Software fees and other	20	23
Financing fees	5	8

Total revenue	1,025	949

Operating expenses:
Amortization of capitalized software costs	29	105
Cost of professional services	90	70
Selling, general, and administrative	392	429
Product development and enhancements	171	179
Commissions, royalties, and bonuses	75	71
Depreciation and amortization of other intangible assets	39	34
Other expenses (gains), net	6	(1)
Restructuring and other	12	11

Total expenses before interest and income taxes	814	898

Income from continuing operations before interest and income taxes	211	51
Interest expense, net	14	8

Income from continuing operations before income taxes	197	43
Income tax expense	68	8

Income from continuing operations	129	35

Loss from discontinued operations, inclusive of realized gains (losses) on sales, net of income taxes	—	—

Net income	$129	$35

Basic income per share
Income from continuing operations	$0.25	$0.06
Discontinued operations	0.00	0.00

Net income	$0.25	$0.06

Basic weighted-average shares used in computation	525	568

Diluted income per share (1)
Income from continuing operations	$0.24	$0.06
Discontinued operations	0.00	0.00

Net income	$0.24	$0.06

Diluted weighted-average shares used in computation(1)	551	597

(1)	Net income and the number of shares used in the computation of diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Table 2
CA, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	June 30,	March 31,
	2007	2007 (1)
Cash, cash equivalents and marketable securities	$1,733	$2,280
Trade and installment accounts receivable, net	346	390
Deferred income taxes — current	501	378
Other current assets	88	71

Total Current Assets	2,668	3,119

Installment accounts receivables, due after one year, net	284	331
Property and equipment, net	474	469
Purchased software products, net	194	203
Goodwill	5,355	5,345
Deferred income taxes — noncurrent	320	310
Other noncurrent assets	772	808

Total Assets	$10,067	$10,585

Current portion of long-term debt and loans payable	$360	$11
Deferred subscription revenue (collected) — current	1,727	1,793
Financing obligations (collected) — current	53	63
Deferred maintenance revenue	194	193
Other current liabilities (2)	1,250	1,654

Total Current Liabilities	3,584	3,714

Long-term debt, net of current portion	2,220	2,572
Deferred income taxes — noncurrent	18	20
Deferred subscription revenue (collected) — noncurrent	506	451
Financing obligations (collected) — noncurrent	37	39
Other noncurrent liabilities (2)	355	99

Total Liabilities	6,720	6,895

Stockholders’ equity	3,347	3,690

Total Liabilities and Stockholders’ Equity	$10,067	$10,585

(1)	Certain balances have been reclassified to conform with current period presentation.

(2)	The balance at June 30, 2007 reflects a reclassification of $253 million for uncertain tax liabilities from “Other current liabilities” to “Other noncurrent liabilities” associated with the adoption of FIN 48.

Table 3
CA, INC.
Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
OPERATING ACTIVITIES:
Net Income	$129	$35
Loss from dviscontinued operations, net of income taxes	—	—

Income from continuing operations	129	35

Adjustments to reconcile Income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	68	139
Provision for deferred income taxes	(102)	(54)
Non-cash stock based compensation expense	27	23
Loss on sale of marketable securities	4	—
Foreign currency transaction gain, before taxes	(6)	(1)
Decrease in trade and current installment accounts receivable, net	54	36
Decrease in noncurrent installment accounts receivable, net	40	45
Decrease in deferred subscription revenue (collected) – current	(79)	(47)
Increase in deferred subscription revenue (collected) – noncurrent	52	105
Decrease in financing obligations (collected) – current	(10)	(1)
Decrease in financing obligations (collected) – noncurrent	(2)	(4)
Increase in deferred maintenance revenue	—	4
Decrease in taxes payable, net	(57)	(132)
Decrease in accounts payable, accrued expense and other	(54)	(102)
Restructuring and other, net	(23)	(5)
Changes in other operating assets and liabilities	(54)	(87)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(13)	(46)

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(16)	(95)
Settlements of purchase accounting liabilities	(3)	(4)
Purchases of property and equipment	(23)	(59)
Proceeds from sale of assets	27	—
(Purchases) sales of marketable securities, net	(4)	12
Decrease in restricted cash	1	8
Capitalized software development costs	(25)	(9)

NET CASH USED IN INVESTING ACTIVITIES	(43)	(147)

FINANCING ACTIVITIES:
Dividends paid	(21)	(23)
Purchases of common stock	(500)	(157)
Debt repayments	(3)	—
Exercise of common stock options and other	8	6

NET CASH USED IN FINANCING ACTIVITIES	(516)	(174)

DECREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	(572)	(367)
Effect of exchange rate changes on cash	26	36

DECREASE IN CASH AND CASH EQUIVALENTS	(546)	(331)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,275	1,831

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,729	$1,500

Table 4
CA, INC.
Reconciliation of GAAP Results to Non-GAAP Income from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
Total revenue	$1,025	$949

Total expenses before interest and income taxes	814	898

Income from continuing operations before interest and income taxes	211	51
GAAP Operating Margin (% of revenue)	21%	5%

Non-GAAP adjustments:
Purchased software amortization	15	91
Intangibles amortization	18	13
Restructuring and other	12	11

Total non-GAAP adjustments	45	115

Non-GAAP operating income (pre-tax)	256	166
Non-GAAP Operating Margin (% of revenue)	25%	17%

Interest expense, net	14	8
Interest on dilutive convertible bonds	2	2

Non-GAAP income from continuing operations before income taxes	244	160

Income tax provision	85	56

Non-GAAP income from continuing operations	$159	$104

Diluted non-GAAP EPS(1)	$0.29	$0.17

Diluted weighted-average shares used in computation(1)	551	597

(1)	Non-GAAP income from continuing operations and the number of shares used in the computation of diluted non-GAAP EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 5
CA, INC.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
Total expenses before interest and taxes	$814	$898

Non-GAAP adjustments:
Purchased software amortization	15	91
Intangibles amortization	18	13
Restructuring and other costs	12	11

Total Non-GAAP adjustments	45	115

Total Non-GAAP operating expenses	$769	$783

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 6
CA, INC.
Reconciliation of GAAP Results to Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
Diluted earnings per share	$0.24	$0.06

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.04	0.11
Restructuring and other charges	0.01	0.01
Non-GAAP effective tax rate adjustments (1)	0.00	(0.01)

Diluted Non-GAAP earnings per share	$0.29	$0.17

(1)	Tax rate on non-GAAP income from continuing operations is provided based on the estimated effective annual tax rate on estimated non-GAAP income from continuing operations for the full year.
Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 7
CA, INC.
Reconciliation of Projected GAAP Results to
Projected Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Fiscal Year Ending
	March 31, 2008
Projected GAAP EPS from continuing ops. range	$0.75	to	$0.81

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.14		0.14
Restructuring and other charges(1)	0.04		0.04
Impact from convertible senior notes	0.01		0.01

Projected diluted non-GAAP EPS range	$0.94	to	$1.00

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	Reflects estimated total restructuring and other charges of $35 million for fiscal year 2008. The actual amount incurred may differ from this amount.